As filed with the Securities and Exchange Commission on April 13, 2015

Registration No. 333-202010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.1 TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JOYMAIN INTERNATIONAL DEVELOPMENT GROUP INC.
(Name of small business issuer in its charter)

Nevada	5070	68-0681552
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2451 NW 109 Avenue, Suite 9, Miami, FL 33712

Tel: 1-786-232-3083

Copies to:
Hunter Taubman Weiss LLP
130 W. 42nd Street, Suite 1050
New York, NY 10036

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of the registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering	aggregate
Title of each class of securities	Amount to be	price per	offering	Amount of
to be registered	registered (1)(2)	share(3)	price(3)	registration fee
Common Stock, $0.001 par value	51,720,000	$0.08	$4,137,600	$480.79

Total	51,720,000	$0.08	$4,137,600	$480.79

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)

Representing 49,330,000 shares of common stock issued at a price of $0.03 per share for a total gross cash proceeds of $1,479,900 in a private placement transaction closed on July 19, 2013 and 2,390,000 shares of common stock issued pursuant to a consulting agreement dated May 10, 2014.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant's common stock as quoted on OTCBB of $0.08 per share on February 9, 2015.

EXPLANATORY NOTE

We filed a registration statement on Form S-1, File No. 333-202010 (the “Original Report”), to register a resale of up to 51,720,000 shares of Common Stock of the Company on February 11, 2015 and Amendment No. 1 to Original Report (the “Amendment No. 1 ”) on March 25, 2015 pursuant to an SEC comment letter dated March 2, 2015. We are filing this Amendment No. 2 to Original Report (the “Amendment No. 2”) pursuant to an SEC comment we received on April 2, 2015 in order to amend and revise certain disclosure in Item 17 Undertakings.. This Amendment No.2 does not reflect events that may have occurred after the filing of the Amendment No.1, nor does it modify or update those disclosures present therein, except with regard to the modification described in this Explanatory Note. As much, this Amendment No. 2 continues to speak as of March 25, 2015. Accordingly, this Amendment No. 2 should be read in conjunction with the Amendment No.1.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 13 , 2015

PROSPECTUS

51,720,000 Shares of Common Stock

JOYMAIN INTERNATIONAL DEVELOPMENT GROUP INC.

This prospectus relates to the resale of up to 51,720,000 shares of our common stock, $0.001 par value (the “Common Stock”) including 49,330,000 shares of Common Stock issued at a price of $0.03 per share for a total gross cash proceeds of $1,479,900 in a private placement transaction closed on July 19, 2013 and 2,390,000 shares of common stock issued pursuant to a consulting agreement dated May 10, 2014 between the Company and LP Funding LLC . The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.

Our Common Stock is currently quoted on the OTC Bulletin Board and OTCQB under the symbol “JIDG”.

The selling stockholders, and any broker-dealer executing sell orders on behalf of the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions received by any broker-dealer may be deemed underwriting commissions under the Securities Act of 1933, as amended.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 5 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 13 , 2015

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Until April 13, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses we expect to incur in connection with the sale of the shares being registered. All such expenses are estimated except for the SEC and FINRA registration fees.

SEC registration fee	$171.96
Printing expenses	$3,000.00
Fees and expenses of counsel for the Company	$25,000.00
Fees and expenses of accountants for Company	$8,000.00
Blue Sky fees and expenses	$-
*Total	$36,171.96

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (‘NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3) a transaction from which the director derived an improper personal profit; and

(4) willful misconduct.

Our Articles of Incorporation permits us to indemnify our officers and directors to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was our officer or director. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any liability incurred by him by his own fraud or willful default.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law. Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

On July 19, 2013, we closed an offering ( the “Reg. S Offering”) of $1,479,900 in which we issued a total of 49,330,000 shares of common stock, par value $0.001 per share to 856 investors at a purchase price of $0.03 per share in reliance upon the exemption from securities registration afforded by Regulation S (“Regulation S”) as promulgated under the Securities Act of 1933. The Investors in the Reg. S Offering are individuals and independent third-party distributors to a multi-level marketing company in China, Nanjing Joymain Science and Technology Development Co., Ltd (“Nanjing Joymain”). Nanjing Joymain is considered as a related party to us because its director Mr. Xijian Zhou is our controlling shareholder. However, we determined that those investors were not related parties to us because they were independent distributors to Nanjing Joymain. None of the investors was issued more than 5% of the shares of the Company in the Reg. S offering.

On July 18, 2014, we filed a registration statement on Form S-1 pursuant to which we intended to offer and sell up to 172,000,000 shares of our common stock at a fixed price of $0.07 per share. The Offering was conducted on a self-underwritten, best efforts basis, which means our management and/or controlling shareholders sold the Shares pursuant to the Form S-1 directly to the public, with no commission or other remuneration payable to them for any Shares they sold. In offering the shares on our behalf, management and controlling shareholder relied on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The shares were offered for a period of 120 days from August 1, 2014, the effective date of the Form S-1 to November 28, 2014.We have sold 145,000 Shares in the Offering.

In January, 2015, we issued a total of 163,978,373 shares of common stock to our 34 distribution and development partners in reliance upon the exemption from securities registration afforded by Regulation S. The shares were valued at $0.08 per share, the fair market value on the date of issuance. Compensation shares were issued to reward those distribution and development partners for their efforts and contribution in establishing and expanding our distribution channels, assisting in developing new products and researching market acceptance of our products since our incorporation.

Item 16. Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation (incorporated by reference as Exhibit 3.1 to our Registration Statement on Form S-1 filed on May 31, 2011)

3.2	Amended Articles of Incorporation (incorporated by reference as Exhibit 3.1 to our Current Report on Form 8-K filed on April 11, 2013)

3.3	Bylaws (incorporated by reference as Exhibit 3.2 to our Registration Statement on Form S-1 filed on May 31, 2011)

5.1*	Opinion of Hunter Taubman Weiss LLP

10.1	Private Placement Subscription for Non-U.S. Subscriber (incorporated by reference as Exhibit 10.3 to our Annual Report on Form 10-K filed on July 1, 2014)

10.2	Subscription Agreement (incorporated by reference to our Registration Statemetn on Form S-1 filed on July 18, 2014)

10.3

Distribution Corporation Agreement dated June 25, 2014 by and between Right Fortune International Limited and Joymain International Development Group, Inc. (incorporate by reference to our Annual Report on Form 10-K filed on July 1, 2014)

10.4

Exclusive Right of Resale Agreement dated January 1, 2014 by and between Right Fortune International Limited and Joymain International Development Group, Inc. (incorporated by reference as Exhibit 10.2 to our Annual Report on Form 10-K filed on July 1, 2014)

10.5	Consulting Agreement dated May 10, 2014 between the Company and LP Funding LLC (incorporate by reference as Exhibit 10.1 to our Interim Report on Form 10-Q filed September 12, 2014)

23.1	Consent of RBSM, LLP, Independent Registered Public Accounting Firm (incorporated by reference as Exhibit 23.1 to Amendment No. 1 to Form S-1 filed on March 25, 2015, File No. 333-202010).

23.3*	Consent of Hunter Taubman Weiss LLP (included in Exhibit 5.1)

101**	Interactive Data Files
101.	INS XBRL Instance Document
101.	SCH XBRL Taxonomy Extension Schema Document
101.	CAL XBRL Taxonomy Extension Calculation Linkbase Document
101.	DEF XBRL Taxonomy Extension Definition Linkbase Document
101.	LAB XBRL Taxonomy Extension Label Linkbase Document
101.	PRE XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.

**

Furnished herewith. Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of any registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, and otherwise are not subject to liability under those sections.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement on Amendment No.1 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on April 13, 2015.

Joymain International Development Group Inc.

By:	By: /s/ Suqun Lin
Suqun Lin
President, Chief Executive Officer,
Secretary and Director

By:	By: /s/ Chengjie He
Chengjie He
Chief Financial Officer, Principal
Accounting
Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints CEO her true and lawful attorney-in-fact, with full power of substitution and resubstitution for her and in her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Suqun Lin	President, Chief Executive Officer	April 13, 2015
Suqun Lin	Secretary and Director

/s/ Chengjie He	Chief Financial Officer and	April 13, 2015
Treasurer
Chengjie He	( Principal Accounting Officer)

/s/Jian Shao
Jian Shao	Chief Business Development	April 13, 2015
Officer